UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), intends to file a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

Item 1: On May 6, 2019, the Participating Stockholders issued the following press release:

Velan Delivers Letter to the Board of Progenics Pharmaceuticals

Expresses Serious Concerns with the Company’s Persistent Underperformance and Destruction of Stockholder Value

Believes the Board’s Invalidation of Velan’s Nomination on a Technicality Serves to Frustrate the Shareholder Franchise and Entrench the Board

Intends to File Proxy Materials Seeking Stockholder Support Against the Election of Certain Directors at the Company’s 2019 Annual Meeting to Send a Clear Message that Meaningful Change is Required

Alpharetta, GA - May 6, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with its affiliates, “Velan”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (the “Company”)(NASDAQ:PGNX), today announced that it has delivered a letter to the Board of Directors (the “Board”) of the Company expressing its concerns with the Company’s persistent underperformance and poor corporate governance practices and stating its intent to hold certain members of the Board accountable at the Company’s 2019 Annual Meeting of Stockholders.

The full text of the letter to the Board follows:

May 6, 2019

Progenics Pharmaceuticals, Inc.

1 World Trade Center 47th Floor

New York, NY 10007

Attention: Board of Directors

Dear Progenics Board of Directors:

Velan Capital, L.P., together with its affiliates (collectively, “Velan” or “we”), are the beneficial owners of an aggregate of 7,765,000 shares of common stock of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”), representing approximately 9.2% of the Company’s outstanding shares, making us the Company’s second-largest stockholder, based on available regulatory filings.

As we have clearly communicated to you, we are long-term investors and believe that Progenics is deeply undervalued. We tried to work constructively with you to address our concerns as well as the opportunities that we believe are available to drive value for the benefit of all Progenics stockholders. Given the lack of urgency in addressing our concerns and to preserve our rights as stockholders, we nominated a slate of director candidates for election to the Board of Directors (the “Board”) at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Despite our efforts to continue to engage with you following our nomination, we were disappointed that you chose to invalidate our nomination on technical grounds rather than work constructively with one of your largest stockholders. We believe your rejection of our nomination serves to frustrate the shareholder franchise and entrench the Board. We find your attempt to publicly disregard our call for change on a technicality puzzling, and your assumption that this tactic would cause us to go away is, in our view, foolish. Once again, you seem to have chosen to ignore the concerns of one of your largest stockholders.

As experienced investors and specialty pharmaceutical operators having successfully operated and monetized multiple companies since 2009, we know the difference between value creation and value destruction. Conversely, as evidenced by the Company’s long-term share price performance, Progenics’ directors and senior management have not improved value realization since Chairman Peter J. Crowley and CEO Mark R. Baker joined the Board in 2009. Given this seeming disparity in financial and pharmaceutical industry acumen, we amicably attempted to engage with you to facilitate closing the large gap between the Company’s potential value and the current reality. Unfortunately, your failure to seriously reciprocate our repeated attempts to constructively engage has left us with no choice but to take action to hold this Board accountable. Our qualms are not with Progenics, where we see tremendous upside, but remain with the Company’s continued mismanagement and lack of proper Board oversight. Additionally, your actions over the past few months reinforce our belief that immediate change is required to address several key issues:

1.	Dismal Share Price Performance. Progenics is one of the few public companies that has managed to erode its share price since the height of the financial crisis in 2009.
2.	Botched Commercial Execution. AZEDRA was approved by the FDA in July 2018 and through March 2019 (and potentially into Q2 2019), Progenics had not dosed a patient. As a pharmaceutical company, patient access is paramount, and speed to market is critical given Progenics’ limited IP protection.
3.	Questionable Clinical Program Decision Making. Progenics acquired MIP-1095 (arguably Progenics’ most valuable product) in January 2013 and is just now starting its Phase 2 program, six years later. In contrast, Endocyte commenced work on a similar product which one year later was acquired by Novartis for $2.1 billion.
4.	Ineffective Oversight of Management. Progenics’ performance under the incumbent Board led by Chairman Crowley speaks for itself. Progenics’ Board should have held management accountable for the tasks at hand, including hiring senior executives with relevant experience necessary to run a specialty pharmaceutical company, and improving execution to a satisfactory level. To illustrate this lack of oversight, in 2018 the Board gave management an overall performance score of 91%, including 80% for “maximize[ing] value of AZEDRA” and 100% for “increase[ing] value of pipeline”, during a period in which AZEDRA generated zero sales, the 1404 clinical trial did not reach statistical significance, and the 1095 Phase 2 trial was not initiated.
5.	Entrenchment Tactics and Egregious Governance Actions. Progenics has publicly disregarded our attempts to implement much needed Board composition change based on a technicality. A stockholder’s right to nominate director candidates is an important and long-standing part of the shareholder franchise. How can Progenics stockholders trust a Board that is willing to strip this important right on a mere technicality rather than let stockholders choose which director candidates are best qualified to oversee the Company?
6.	Lack of Stockholder Transparency. Progenics’ recent actions and disclosure (or lack thereof) regarding AZEDRA’s commercial launch, AZEDRA’s manufacturing situation, MIP-1095 regulatory interactions and financial expenses have left stockholders in the dark.
7.	Inefficient Financial Management. Progenics is headquartered in one of the most expensive cities in the world and has an accumulated deficit of more than $600 million. Among other questionable capital allocation decisions, in 2018 and 2017, the Board was paid over $7 million in compensation (including Mr. Baker’s service as CEO), with $2.8 million to non-executive directors, including over $800,000 to Mr. Crowley.

We believe that immediate changes to the composition of the Board are necessary in order to ensure that the Company is being run in a manner consistent with stockholders’ best interests. We are deeply concerned by the Board’s apparent inability or refusal to hold the Company’s management team accountable for Progenics’ repeated execution failures and severe underperformance. Likewise concerning are the actions of this Board in rejecting our nomination in order to preserve the status quo rather than address legitimate stockholder concerns. In order to rectify this situation, we will continue to stand up for all stockholders as the voice of meaningful change.

Therefore, we intend to seek stockholder support to vote against the re-election of certain directors of the Company at this year’s Annual Meeting in order to send a strong message to the Board that the destruction of stockholder value is no longer tenable and that egregious corporate governance actions will not be tolerated.

We believe there is significant value to be realized at Progenics. We strongly believe that the Board must be reconstituted to ensure that the interests of stockholders, the true owners of Progenics, are appropriately represented in the boardroom, and that the Board takes the necessary steps to help all stakeholders realize the significant value currently trapped at Progenics.

Accordingly, we plan to file our preliminary proxy materials against the re-election of certain directors at this year’s Annual Meeting in the coming days.

Sincerely,

/s/ Bala Venkataraman

Bala Venkataraman

Velan Capital, L.P.

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), intends to file a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

THE PARTICIPATING STOCKHOLDERS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Velan Capital, L.P. (“Velan”), Altiva Management Inc. (“Altiva”), Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC (“LTE”), LTE Management, LLC (“LTE Management”), Melkonian Capital Management, LLC (“MCM”), Ryan Melkonian, Terence Cooke and Deepak Sarpangal.

As of the date hereof, Velan directly beneficially owns 6,030,000 shares of common stock of the Company (“Common Stock”). Altiva, as the general partner of Velan, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. Mr. Venkataraman, as the sole shareholder of Altiva, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. As of the date hereof, Mr. Nohria directly beneficially owns 110,000 shares of Common Stock. As of the date hereof, LTE directly beneficially owns 1,625,000 shares of Common Stock. MCM, as the sole investment advisor to LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. LTE Management, as the sole manager of LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. Mr. Melkonian, in his capacities as (i) the sole manager and majority member of LTE Management and (ii) the Chief Investment Officer, Managing Member and majority owner of MCM, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. As of the date hereof, neither of Terence Cooke or Deepak Sarpangal own beneficially or of record any securities of the Company.